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                               FIRST AMENDMENT TO
                             NOTE PURCHASE AGREEMENT

         This First Amendment to Note Purchase Agreement ("the AMENDMENT") is entered into as of February __ , 2000, by and among Youbet.com, Inc., a Delaware corporation (the "COMPANY"), and the party whose name appears on the signature line below (the "PURCHASER").

         WHEREAS, the Company and the Purchaser are parties to one of the Note Purchase Agreements dated as of April 5, 1999 (the "PURCHASE AGREEMENTS") pursuant to which, among other things, the Company issued $45,500,000 aggregate principal amount of its 11% Senior Convertible Discount Notes due 2004 (the "CONVERTIBLE NOTES"). Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Purchase Agreement.

         WHEREAS, the Company desires to acquire and operate off-track betting and bingo facilities or similar or ancillary businesses (the "ADDITIONAL BUSINESSES").

         WHEREAS, on January 13, 2000, the Company and the Los Angeles County District Attorney entered into a Stipulation for Entry of Final Judgment (the "Stipulation") pursuant to which a Final Judgment Pursuant to Stipulation (the "JUDGMENT") was entered in the Superior Court of the State of California for the County of Los Angeles in THE PEOPLE OF THE STATE OF CALIFORNIA V. YOUBET.COM INC., (Case No. BC223065). The Judgment, among other things, enjoins the Company from engaging in certain business activities in the State of California.

         WHEREAS, the parties desire to (i) make certain amendments to the Purchase Agreement to permit the Company to acquire and operate the Additional Businesses, including incurring indebtedness to finance the payment of the purchase price therefor, and (ii) waive any defaults which may have arisen under the Purchase Agreements or the Convertible Notes as a result of the Company's business activities in the State of California prior to the date hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment the parties agree as follows:

         1. Section 6.4 of the Purchase Agreement is hereby amended and restated to provide as follows:

                  Section 6.4 LIMITATIONS ON INDEBTEDNESS. The Company and the Subsidiaries shall not, directly or indirectly, create, assume, incur, guarantee, or otherwise become directly or indirectly liable with respect to Indebtedness for Borrowed Money; PROVIDED, that the Company may incur (i) Indebtedness for Borrowed Money in an amount not to exceed $7,500,000 at any time outstanding from a reputable commercial lender, and (ii) Indebtedness in respect of capital leases and conditional sales of equipment and other property used in the ordinary course of business ("Permitted Property"), incurred in the ordinary course of

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         business in an amount not to exceed $4,000,000 at any time outstanding;
         provided, however, that if the Company shall acquire the stock or assets of an Additional Business on or before September 30, 2000, the Company may incur (x) Indebtedness for Borrowed Money in an amount not to exceed $15,000,000 and (y) Indebtedness in respect of capital leases and conditional sales of Permitted Property incurred in the ordinary course of business in an amount not to exceed $4,000,000.

         2. Section 7.17(k) of the Note Purchase Agreement is hereby amended and restated to provide as follows:

                  (k) "PERMITTED BUSINESS" shall mean (i) any internet-related gaming or wagering system operated in compliance with applicable law (the "Original Business"), (ii) any other business ancillary or reasonably related to the Original Business, such as a track or other content provider, a licensed wagering facility, a merchandising business targeted to customers and prospective customers of the Original Business, and (iii) if the Company shall acquire the stock or assets of an Additional Business and upon such acquisition, the operations of off-track betting and bingo facilities and similar or ancillary businesses.

         3. If the Company shall acquire the stock or assets of an Additional Business on or prior to September 30, 2000 and if Purchaser shall have executed this Amendment, the Conversion Price of Purchaser's Convertible Note shall be reset on June 30, 2001 to the lesser of (a) $10.00 per share of Common Stock and
(b) the average of the last trading price of the Company's Common Stock on the principal exchange, upon which the Common Stock is traded (or if not traded on an exchange on The Nasdaq Stock Market) for the twenty trading days ending on June 30, 2001. If the Company shall acquire the stock or assets of an Additional Business on or prior to September 30, 2000, the Company shall deliver to the Purchaser an Allonge in the form of EXHIBIT A hereto (the "ALLONGE") within 10 days of the date such acquisition is consummated.

         4. The Purchaser hereby waives any defaults which may have occurred under the Purchase Agreement or the Convertible Notes prior to the date this Amendment becomes effective as a result of the Company's operations in the State of California. The Purchase Agreement and Convertible Notes shall be waived only to the extent set forth herein. This waiver shall be limited precisely as written and shall not be deemed to be a waiver of, or consent to any modification of, any other provisions of the Purchase Agreement or the Convertible Notes.

         5. The Company represents and warrants to the Purchaser as follows:

                  5.1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company does not have any Subsidiaries. The Company is duly licensed or qualified to transact business in all jurisdictions in which the nature of the business transacted by the Company or the character of the properties owned or leased thereby requires that the Company qualify to do business as a foreign corporation, except where the


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         failure to be so licensed or qualified would not have a Material
         Adverse Effect. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. The Company has the corporate power and authority to execute and deliver this Amendment and the Allonge and to perform its obligations hereunder and thereunder.

                  5.2. The execution and delivery by the Company of this Amendment and the Allonge and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action and will not violate (i) any provision of any law, order of any court or other agency of government applicable to the Company, the Certificate of Incorporation of the Company, or the By-Laws of the Company, as amended, or (ii) any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or
         (iv) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company, which in the cases of clauses
         (ii), (iii) and (iv) would have a Material Adverse Effect.

                  5.3. This Amendment has been, and if the stock or assets of an Additional Business are acquired by the Company, the Allonge will be, duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

         6. The Purchaser represents and warrants to the Company, for itself only, as follows:

                  6.1. If the Purchaser is a corporation, partnership, trust or other entity, (i) the individual executing this Agreement on its behalf has been duly authorized to execute and deliver this Amendment, (ii) the signature of such individual is binding upon such partnership, corporation, trust and other entity, (iii) the Purchaser is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all requisite power and authority to execute and deliver this Amendment, and (iv) the execution and delivery of this Amendment and the amendment of the Convertible Note hereunder as provided in the Allonge will not result in the violation of, constitute a breach or default under, or conflict with, any term or provision of the charter, bylaws or other governing document of the Purchaser or, to its knowledge, constitute a material breach or default under any agreement, judgment, decree, order, statute or regulation by which it is bound or applicable to it.


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                  6.2. This Amendment constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

         7. Prior to May 31, 2000 the Company shall purchase in the open market or in negotiated transactions no less than $4,000,000 aggregate principal amount of Convertible Notes.

         8. This Amendment (and the waivers and obligations herein) shall not be effective unless and until the holders of at least 66 2/3% of the outstanding principal amounts of Convertible Notes (including the Purchaser) execute this Amendment or a document substantially similar to this Amendment (the "Requisite Consents"). This Amendment shall become effective, if at all, on the date the Company shall have received the Requisite Consents. If the Company receives the Requisite Consents, the provisions of this Amendment shall be binding on all holders of Convertible Notes and their successors and assigns; provided that only those holders of Convertible Notes who execute this Amendment or a document substantially similar to this Amendment by February ___, 2000 shall have the benefit of Section 3 of this Amendment or such substantially similar document.

         9. This Amendment, including the exhibit hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

         10. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

         11. If any provision of this Amendment shall be declared void or unenforceable by any judicial or administrative authority, the validity of another provision and of the entire Amendment shall not be affected thereby.

         12. Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

         13. From and after the date of this Amendment, upon the request of a Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carryout and to effectuate fully the intent and purpose of this Amendment.


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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                       YOUBET.COM, INC., a Delaware corporation

                                       By:
                                          --------------------------------
                                           Name:
                                           Title:


                                       By:
                                          --------------------------------
                                           Name:
                                           Title:

                                       -----------------------------------
                                                Name of Purchaser

                                       -----------------------------------
                                              Signature of Purchaser


                                            --------------------------------
                                             Principal Amount of Notes Held


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